Exhibit 99.1

Aptinyx Reports Second Quarter 2020 Financial Results and Highlights

Completed enrollment in Phase 2 exploratory study of NYX-783 in PTSD; data readout expected in 4Q 2020

Recommencement of Phase 2 studies of NYX-2925 in chronic pain expected soon

Conference call today at 5:00 p.m. ET

EVANSTON, Ill., August 13, 2020 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results for the second quarter of 2020 and highlighted recent progress across the company’s clinical-stage pipeline of novel NMDA receptor modulators.

“Despite the continuing COVID-19 health emergency, we have made important progress in advancing our pipeline of clinical-stage product candidates over the past few months,” said Norbert Riedel, Ph.D., president and chief executive officer of Aptinyx. “The recent completion of enrollment in our Phase 2 exploratory study of NYX-783 in patients with PTSD underscores this progress, as well as the ability of our team to operate in this new, highly complex environment. We are also pleased to announce that we will resume our studies of NYX-2925 in chronic pain in the very near future. With the resumption of these studies imminent, we expect that our current cash balance will support multiple potentially catalytic Phase 2 data readouts across our pipeline of innovative CNS product candidates.”

Second Quarter 2020 and Recent Highlights

•	Completed enrollment in Phase 2 exploratory study of NYX-783 in post-traumatic stress disorder (PTSD). In June, Aptinyx announced the completion of enrollment in its Phase 2 exploratory study of NYX-783 in patients with PTSD. In total, 160 patients were enrolled in the study. The company anticipates reporting data from this first-in-patient Phase 2 exploratory study in the fourth quarter of 2020.

•	Hosted virtual R&D Day highlighting the company’s development efforts in PTSD. In August, Aptinyx hosted a PTSD-focused R&D Day. The program featured presentations by the Aptinyx management team as well as Murray Stein, MD, MPH, Distinguished Professor of Psychiatry at UCSD and psychiatrist at the VA San Diego Healthcare System.

•	Aptinyx added to the Russell 2000® Index. Effective June 29, 2020, Aptinyx was added as a member of the US small-cap Russell 2000® Index. Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies.

Expected Upcoming Milestones

•	Recommencement of Phase 2 study of NYX-2925 in patients with fibromyalgia – September 2020.

•	Reporting data from first-in-patient Phase 2 exploratory study of NYX-783 in patients with PTSD – 4Q 2020.

•	Recommencement of Phase 2 study of NYX-2925 in patients with painful diabetic peripheral neuropathy – late 2020/early 2021.

Second Quarter 2020 Financial Results

Cash Position: Cash and cash equivalents were $115.9 million at June 30, 2020, compared to $98.8 million at December 31, 2019. Aptinyx expects its current cash balance to support anticipated operations into 2022 and fund multiple Phase 2 data readouts.

Collaboration Revenue: Revenue was $0.5 million for the second quarter of 2020, compared to $0.9 million for same period in 2019. Aptinyx’s revenue was derived from its research collaboration agreement (RCA) with Allergan, now a wholly owned subsidiary of AbbVie. In accordance with the terms of the RCA, jointly funded research activities, and associated payments by Allergan/AbbVie to Aptinyx, are expected to come to their contractual conclusion at the end of August 2020. The company does not rely on these revenues to fund its continuing and expected future operations.

Research and Development (R&D) Expenses: R&D expenses were $8.4 million for the second quarter of 2020, compared to $9.5 million for the same period in 2019. The decrease in R&D expenses was primarily driven by a decrease in personnel and related support costs.

General and Administrative (G&A) Expenses: G&A expenses were $4.8 million for the second quarter of 2020, compared to $4.2 million for the same period in 2019. The increase of $0.6 million was primarily due to non-cash stock-based employee compensation expenses.

Net Loss: Net loss was $12.5 million for the second quarter of 2020, compared to a net loss of $12.1 million for the second quarter of 2019.

Conference Call

The Aptinyx management team will host a conference call and webcast today at 5:00 p.m. ET to review its financial results and highlights for the second quarter of 2020 and subsequent period. To access the call, please dial (833) 772-0394 (domestic) or (236) 738-2205 (international) and refer to conference ID 5118404. A live webcast of the call will be available on the Investors & Media section of Aptinyx’s website at https://ir.aptinyx.com. The archived webcast will be available approximately two hours after the conference call and for 30 days thereafter.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925, NYX-783, and NYX-458, therapeutic effects of the company’s product candidates and discovery platform, expectations regarding the design, implementation, timing, and success of its current and planned clinical studies, including the timing of recommencement of clinical studies, effects of the COVID-19 pandemic on patient enrollment and the expected timing of study completion, and data reporting, the timing for the company’s receipt and announcement of data from its clinical studies, expectations regarding its preclinical development activities, expectations regarding its uses and sufficiency of capital and the effect of the COVID-19 pandemic on the foregoing. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of the COVID-19 pandemic on our business and financial results, including with respect to disruptions to our clinical studies, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; the company’s ability to fund operations into 2022; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including our upcoming Quarterly Report on Form 10-Q for the period ended June 30, 2020. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$115,878	$98,849
Restricted cash	179	179
Accounts receivable	490	444
Prepaid expenses and other current assets	3,688	5,637
Total current assets	120,235	105,109
Property and equipment, net and other long-term assets	1,182	1,370
Total assets	$121,417	$106,479

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$1,532	$1,555
Accrued expenses and other current liabilities	2,384	3,341
Total current liabilities	3,916	4,896
Other long-term liabilities	193	272
Total liabilities	4,109	5,168
Stockholders’ equity	117,308	101,311
Total liabilities and stockholders’ equity	$121,417	$106,479

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Total revenue	$490	$925	$1,308	$1,815

Operating expenses
Research and development	8,365	9,481	19,420	21,971
General and administrative	4,770	4,171	9,669	9,896
Total operating expenses	13,135	13,652	29,089	31,867

Loss from operations	(12,645)	(12,727)	(27,781)	(30,052)
Other income	128	596	554	1,210
Net loss and comprehensive loss	$(12,517)	$(12,131)	$(27,227)	$(28,842)
Net loss per share - basic and diluted	$(0.27)	$(0.36)	$(0.61)	$(0.86)
Weighted average shares outstanding - basic and diluted	45,680	33,493	44,757	33,442

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.